Vantage Drilling Company Announces Updates for Jackup fleet

HOUSTON, TX -- (Marketwire) - 1/11 /2011 -- Vantage Drilling Company ("Vantage") (NYSE AMEX: VTG.U) (NYSE AMEX: VTG) (NYSE AMEX: VTG.WS) announced today that it has entered into a letter of intent for the Sapphire Driller, subject to final customer approval for a three well drilling program in West Africa, with an option for a fourth well. The anticipated duration of the contract is for four months with operations commencing as soon as the Sapphire Driller can be mobilized to the new drilling location. Estimated revenues to be generated over the initial term of the contract are approximately $15.2 million.

Vantage has also entered into a contract amendment with its customer in Côte d'Ivoire providing the customer the option to reinstate the existing contract for the Sapphire Driller once political conditions in Côte d'Ivoire improve. The customer must exercise the option before April 15, 2011.

Our customer for the Aquamarine Driller operating in the Philippines has announced the abandonment of its current well program and given Vantage a 90 day notice of termination as provided for under the contract. Vantage is currently working with customers on other near-term contract opportunities.

Our customer for the Topaz Driller has exercised the option for an additional well which we anticipate will keep the rig operating in Vietnam until June 2011. Following the completion of this contract, we anticipate that the rig will enter the shipyard for upgrades before starting the previously announced two well program in Malaysia.

Paul Bragg, President and Chief Executive Officer, commented, "We are happy to have quickly resolved the issues for the Sapphire Driller and to get the rig back to operations as quickly as possible. While we are disappointed that our customer in the Philippines was unable to continue with the current drilling program, we wish them continued success in their efforts and look forward to working with them in the future. With the continued strength in the high-specification jackup market, we are evaluating alternative work and believe we will be able to contract the Aquamarine Driller during the 90 day notice period."

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and one ultra-deepwater drillship, the Platinum Explorer. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.